Exhibit 99.1

Consent to be Named as a Director

In connection with the filing by Hornbeck Offshore Services, Inc. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Hornbeck Offshore Services, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 20, 2024

By:	/s/ John Richardson
Name:	Admiral John Richardson, (USN Ret)